EXHIBIT 2.2

                               THIRD AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


     THIS THIRD AMENDMENT ("Amendment") dated March 17, 2003 amends that certain Agreement and Plan of Reorganization dated as of December 27, 2002 ("Agreement") by and among ONEDENTIST RESOURCES, INC., a Colorado corporation ("Parent"), ASHCROFT MERGER CORP., a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Gary A. Agron and Philip J. Davis, who are the principal shareholders of Parent ("Parent Principal Shareholders") and ASHCROFT HOMES, INC., a Colorado corporation ("Ashcroft"). Capitalized terms used herein which are not separately defined shall have those meanings set forth in the Agreement.

                            ENTITIES AND DEFINITIONS

     The parties to the Agreement desire to add the holders of all equity interests in all of the following entities as parties to the Agreement, which holders are identified below and on the signature page of this Amendment:

     Absolute Construction Services, LLC, a Colorado limited liability company ("Absolute"), is owned by Richard Dean and William Watson and provides construction management services to third parties. Richard Dean and William Watson are sometimes collectively referred to herein, when referring to the members of Absolute, as the "Absolute Members."

     Ashcroft is owned by Richard Dean, Reagan Dean and certain vendors of Ashcroft who became shareholders. Richard Dean and Reagan Dean own approximately 85% of the outstanding stock of Ashcroft and are sometimes referred to as the "Ashcroft Principal Shareholders." The Ashcroft Principal Shareholders and the remaining shareholders are sometimes collectively referred to herein as the "Ashcroft Shareholders."

     Peregrine Sanctuary, LLC, a Colorado limited liability company ("Peregrine"), is owned by Richard Dean and builds residential units in a subdivision known as Pergrine at the Sanctuary in Colorado Springs. Richard Dean is sometimes referred to herein, when referring to the member of Peregrine, as the "Peregrine Member."

     Stonegate Capital Corporation, a Delaware corporation ("Stonegate"), is owned by Joseph Oblas, Peter Gonzalez and certain other individuals and entities and owns a portfolio of loans secured by interests in real property located in the State of Colorado. Oblas and Gonzalez own approximately 50% percent of the stock of Stonegate and are sometimes referred to as the "Stonegate Principal Shareholders." The Stonegate Principal Shareholders and the other shareholders are sometimes collectively referred to herein, when referring to the shareholders of Stonegate, as the "Stonegate Shareholders."

     Tesoro Homes @ Tallyn's Reach, LLC, a Colorado limited liability company ("Tesoro"), is owned by Richard Dean and William Watson and builds residential units in and near Arapahoe and Douglas Counties. Richard Dean and William Watson are sometimes collectively referred to herein, when referring to the members of Tesoro, as the "Tesoro Members."

     West Gold Holdings, Inc., a Colorado corporation ("West Gold"), is owned by Richard Dean and Reagan Dean and develops land for residential construction in the State of Colorado. Richard Dean and Reagan Dean are sometimes collectively referred to herein, when referring to the shareholders of West Gold, as the "West Gold Shareholders."

     Absolute, Peregrine and Tesoro are sometimes collectively referred to herein as the "LLC Entities". The Absolute Members, Peregrine Member and Tesoro Members are sometimes collectively referred to herein as the "LLC Members."

     Ashcroft, Stonegate and West Gold are sometimes collectively referred to herein as the "Corporate Entities". The Ashcroft Shareholders, the Stonegate Shareholders and the West Gold Shareholders are sometimes collectively referred to herein as the "Corporate Shareholders."

     The LLC Entities and the Corporate Entities are sometimes collectively referred to herein as the "Ashcroft Entities". The LLC Members and the Corporate Shareholders are sometimes referred to herein as the "Equity Owners."

     The LLC Members, the Ashcroft Principal Shareholders, the Stonegate Principal Shareholders and the West Gold Shareholders are sometimes collectively referred to herein as the "Principal Equity Owners."

     The LLC Membership Interests and the Corporate Shares (hereinafter defined) are sometimes collectively referred to herein as the "Equity Interests."


                                    RECITALS:

     The Recitals section of the Agreement is hereby replaced by the Entities and Definitions set forth above, as well as the following revised Recitals:

     When the Agreement was initially executed, it was contemplated by the parties that Ashcroft would become a wholly-owned subsidiary of Parent through a reverse-triangular merger with Merger Sub in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to the closing of the proposed merger, it was further contemplated that Ashcroft and the other Ashcroft Entities would participate in a series of transactions whereby the other Ashcroft Entities would become wholly owned subsidiaries of Ashcroft ("Roll-up Transactions"). The intended resulting corporate structure of Parent, therefore, would have established Ashcroft as a first tier subsidiary of Parent, and all other Ashcroft Entities as second tier subsidiaries of Parent.

     While Ashcroft and the other Ashcroft Entities were working to effectuate the Roll-up Transactions, it was determined that a more advantageous way to structure the transaction would be to effectuate an equity exchange between Parent and the owners of all of the Ashcroft Entities. Therefore, the intended new corporate structure will eliminate the proposed second tier of entities and make all of the Ashcroft Entities first tier subsidiaries of Parent. It was also determined that a portion of the consideration to be given to one or more of the Equity Owners in return for their Equity Interests would be a certain amount of the preferred stock of Parent.

     The Principal Equity Owners desire to transfer their Equity Interests in the Ashcroft Entities to Parent, the LLC Members to exchange their interests in the LLC Entities ("LLC Membership Interests") for Exchange Shares and the Ashcroft Principal Shareholders, Stonegate Principal Shareholders and West Gold Shareholders their stock in the Corporate Entities ("Corporate Shares") for Exchange Shares.

     West Gold, with the consent of Parent, may negotiate agreements with certain former secured creditors of West Gold to exchange their debt in West Gold for equity in Parent, contemporaneously with closing of the Exchange.

     In order to effectuate this new structure, the parties to the Agreement desire to amend the Agreement to (1) eliminate the reverse-triangular merger transaction in favor of a series of equity exchange transactions between Parent and the Ashcroft Entities, (2) add the Principal Equity Owners of the Ashcroft Entities as parties to the Agreement, (3) provide for the creation of Series A and Series B Convertible Preferred Stock to be issued in connection with the Exchange and (4) make other modifications as necessary to effectuate the new desired structure.

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of the Agreement as amended hereby, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

1. ASHCROFT MERGER CORP. is hereby removed as a party to the Agreement and all references to "Merger Sub", its capital structure, its governing documents, or any representation, warranty or covenant made by Merger Sub as they apply to Merger Sub are hereby deleted; provided however that the term "Merger Sub" as found in Section 5.1(a) and Section 5.3(e) is hereby replaced with the phrase "the Ashcroft Entities".

2. ARTICLE I of the Agreement is hereby deleted in its entirety and replaced with the following new ARTICLE I:

                                    ARTICLE I

                                  THE EXCHANGE

          1.1 Issuance of Parent Shares in the Transactions.
          --------------------------------------------------
          At the Closing, and subject to the terms and conditions of the Agreement, as amended hereby, Parent shall issue an aggregate of 12,954,060 shares of its no par value common stock ("Exchange Common Stock") and 1,350,000 shares of a newly created Series A Convertible no par value
     Preferred Stock ("Exchange Preferred Stock") to the Equity Owners in exchange for all Equity Interests owned beneficially or of record by the Equity Owners. The Exchange Preferred Stock will be issued entirely to the West Gold Shareholders and shall contain the terms and conditions described in the form of Articles of Amendment to the Articles of Incorporation of Parent, attached hereto as Exhibit 1.1 and incorporated herein by reference. At the Closing and subject to the terms and conditions of the Agreement as amended hereby, the Principal Equity Owners severally, but not jointly, agree to exchange all of their respective Equity Interests for the Exchange Shares (hereinafter defined) as more specifically provided for below. The Exchange Common Stock and Exchange Preferred Stock are sometimes collectively referred to herein as the "Exchange Shares."

               (a) The LLC Interest Exchange Transactions.
               -------------------------------------------
               In consideration of the LLC Membership Interests to be transferred by the LLC Members at Closing, Parent agrees to issue to each LLC Member the number of Exchange Shares as is more specifically set forth on Schedule 1.1, attached hereto and incorporated herein by this reference. As a result of these LLC Interest Exchange Transactions, the LLC Entities shall become wholly owned subsidiaries of Parent, and the LLC Members shall become shareholders of Parent.

               (b) The Stock Exchange Transactions.
               ------------------------------------
               In consideration of the Corporate Shares to be transferred by the Corporate Shareholders to Parent at Closing, Parent agrees to issue to each Corporate Shareholder the number of Exchange Shares as is more specifically set forth on Schedule 1.1, attached hereto and incorporated herein by this reference. As a result of these Stock Exchange Transactions, the Corporate Entities shall become wholly owned subsidiaries of Parent, and the Corporate Shareholders shall become shareholders of Parent.

               (c) Reverse Stock Split.
               ------------------------
               The share amounts to be issued by ODRI in the Exchange and set forth above and in Schedule 1.1 contemplate and have been adjusted for a one for three and one-half (1:3.5) reverse split of all outstanding common stock of ODRI as proposed in its Preliminary Proxy filed with the SEC on March 7, 2003. It is anticipated that the reverse split will be effective on March 31, 2003, the proposed closing date of the Exchange (defined below) and date of the ODRI shareholders' meeting. If for any reason, the reverse split is not effective on the date of closing of the Exchange, then the share amounts set forth above shall be revised such that the total number of shares to be issued by ODRI to the Equity Owners of the Ashcroft Entities shall be equal to 90% of the number of shares issued and outstanding after closing.

               (d) Tax Aspects.
               ----------------
               For federal income tax purposes, it is intended that all the Exchange Transactions shall qualify for tax-free treatment pursuant to
          Section 351 of the Code.

          1.2 Closing and Effective Date.
          -------------------------------
          Subject to the provisions of this Agreement, and satisfaction of the conditions to closing, the parties shall hold a closing (the "Closing") on March 31, 2003 at the offices of Dufford & Brown, P.C., 1700 Broadway, Suite 1700, Denver 80290 or at such other date and place as the parties hereto may agree (the "Closing Date").

          1.3  Conversion  and  Cancellation  of Shares  in the  Stock  Exchange
          ----------------------------------------------------------------------
     Transactions.
     -------------
          As of the Closing Date, by virtue of the Stock Exchange Transactions and without any action on the part of Parent or the Corporate Shareholders, each issued and outstanding share of capital stock of the Corporate Entities which was issued and outstanding before the Stock Exchange Transactions shall be converted into the right to receive a share of the Exchange Shares, with the result that after the Closing Date, the Corporate Shareholders shall become holders of Parent stock, and the Corporate Entities shall become wholly owned subsidiaries of Parent. All such converted shares of each Corporate Entity except one shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Parent shall own one share of each of the Corporate Entities.

          1.4 Conversion of Certain West Gold Debt.
          -----------------------------------------
          Also at the Closing, and subject to the terms of the Agreement, Parent may issue an aggregate of 200,000 shares of a newly created Series B Convertible no par value Preferred Stock ("Series B Preferred Stock") to the individuals and entities listed on Schedule 1.4 and incorporated herein by reference. The terms and conditions of the Series B Preferred Stock are contained in the form of Articles of Amendment to the Articles of Incorporation attached hereto as Exhibit 1.4 and incorporated herein by reference, which may be filed if the Series B Preferred Stock is issued.

     3. All references to the term "Merger Shares" in the Agreement are hereby deleted and replaced by the term "Exchange Shares".

     4. All references to the term "Merger" in the Agreement are hereby deleted and replaced by the term "Exchange".

     5. All references to the term "Effective Time" in the Agreement are hereby deleted and replaced by the term "Closing Date".

     6. All references to the term "Articles of Merger", as well as the language in which each term is used, in the Agreement are hereby deleted in their entirety.

     7. The representations and Warranties of Parent and the Parent Principal Shareholders made in Section 2.1 of the Agreement are hereby restated in their entirety to each of the Equity Owners.

     8. The term "Ashcroft" as it appears in the last sentence of Section 2.1(n) of the Agreement is hereby deleted and replaced by the term "Parent".

     9. Sections 2.2(a)(ii) and 2.2(a)(iii) of the Agreement are hereby deleted in their entireties. Also, Ashcroft has delivered to Parent its unaudited, consolidated, condensed financial statements (with adjustments showing the proforma adjustments that would be necessary to consolidate the other Ashcroft Entities) at December 31, 2002 and for the year then ended. The financial statements in the form delivered to Parent are attached to this Amendment as
Exhibit 9 and incorporated herein by reference. Ashcroft represents that those financial statements have been prepared from the books and records of Ashcroft and the other Ashcroft Entities based on accounting principles consistently applied, and fairly present the consolidated financial position of the Ashcroft Entities as of that date and the consolidated results of operations for the period then ended. Parent acknowledges that it has received those financial statements and waives its right to terminate the Agreement based solely on the financial statements.

     10. The  following  new  Section  2.3 is hereby  added to ARTICLE II of the
Agreement:

          2.3  Representations  and  Warranties  of Principal  Equity  Owners to
          ----------------------------------------------------------------------
     Parent.
     -------
          Each Principal Equity Owner, severally and not jointly, hereby represents and warrants to Parent with respect to himself or herself or any Ashcroft Entity in which he or she owns any Equity Interests, as follows:

               (a)  Authority.
               ---------------
               Each Principal Equity Owner has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by each Principal Equity Owner, and is the valid and binding obligation of each Principal Equity Owner, enforceable against each Principal Equity Owner in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other laws affecting the rights of creditors generally, and by general equitable principles, whether enforcement is sought in an action at law or in equity.

               (b) Organization and Qualification of Ashcroft Entities.
               --------------------------------------------------------
               Each Ashcroft Entity is duly organized, validly existing and in good standing under the laws of its respective state of organization. Each Ashcroft Entity is properly qualified as a foreign entity in all other jurisdictions as required by the nature of its business, except where the failure to so qualify would not have a material adverse effect on any Ashcroft Entity. Each Ashcroft Entity has full power to own all of its properties and to carry on its business as it is now being conducted.

               (d) Capitalization and Ownership of the Ashcroft Entities.
               ----------------------------------------------------------
               The capitalization of each Ashcroft Entity is accurately identified on Schedule 1.1, attached hereto and incorporated herein by reference. Such Equity Interests identified on the Schedule represent all of the outstanding equity interests of the Ashcroft Entities. Each Principal Equity Owner is the record owner of the Equity Interests set forth after such Equity Owner's name on Schedule 1.1, beneficially and of record, free and clear of all liens and encumbrances of any type. Upon delivery to Parent of the stock certificate or other representative document for such Equity Interests, and any related assignment documentation pursuant to the terms of this Agreement, for the consideration provided for herein, Parent will be vested with full right and title to such Equity Interests and all incidents of ownership thereof, free and clear of all liens and encumbrances of any type, and there shall be no outstanding Equity Interests of the Ashcroft Entities other than those owned by Parent. Such Equity Interests are not subject to, or bound or affected by, any proxies, voting agreements or other restrictions on the incidents of ownership thereof. All of such Equity Interests have been duly authorized, are fully paid and nonassessable and are lawfully owned of record and beneficially by the Equity Owners as set forth on Schedule 1.1.

               (e) Restricted Parent Shares.
               -----------------------------
               The Principal Equity Owners acknowledge that the Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to an exemption from such registration requirements based upon representations and warranties made by the Equity Owners. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and applicable state securities laws and Equity Owners will not be able to transfer such Exchange Shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or an exemption therefrom. The Principal Equity Owners further acknowledge that the certificates evidencing the Exchange Shares will contain a legend to the foregoing effect and the Equity Owners shall deliver at Closing an Investment Letter in substantially the form of
          Exhibit 4.2 hereto acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

               (f) Compliance with Other Agreements.
               -------------------------------------
               To the best knowledge of the Principal Equity Owners, and except as is otherwise disclosed on Schedule 2.3(f), neither the execution of this Agreement nor the consummation of the Transactions provided for herein will result or be likely to result after passage of time or otherwise in the breach or violation of, or create a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, agreement, contract or other instrument or obligation to which any of the Ashcroft Entities is a party or by which any of their respective assets are bound, nor will such execution and consummation permit any third party to terminate any lease, contract, agreement or other instrument to which any of the Ashcroft Entities is a party nor accelerate the maturity of any indebtedness or other obligations of any of the Ashcroft Entities in such a manner as to have a materially adverse effect on any of the Ashcroft Entities or Parent

               (g) No Violation of Law.
               ------------------------
               To the best knowledge of the Principal Equity Owners, neither the execution of this Agreement nor the consummation of the Transactions provided for herein will conflict with, constitute or result in a breach or violation of, any judgment, decree, arbitration order, law or regulation, government policy or other legal condition which might prevent material performance of this Agreement or the Transactions by the Equity Owners or the Ashcroft Entities.

               (h) Litigation.
               ---------------
               To the best knowledge of the Principal Equity Owners, and except as set forth in Schedule 2.3(h) or routine matters incident to the normal operation of its business, there is no action, suit, proceeding, claim or investigation pending against any of the Ashcroft Entities before any federal, state, municipal, foreign or other court or administrative agency, department, board or instrumentality that, if concluded adversely to any Ashcroft Entity, would have a material adverse effect.

               (i) Brokers.
               ------------
               No person or entity has or will have, as a result of any act by any Principal Equity Owner or any of the Ashcroft Entities, any right, interest or valid claim against or upon Parent or any of the Ashcroft Entities for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

     11. (a) Section 4.1 is hereby deleted in its entirety and replaced with the following new Section 4.1:

          4.1 Corporate Shareholder Approval.
          -----------------------------------
          To the extent required, the Ashcroft Principal Shareholders and the Stonegate Principal Shareholders agree to cause the proposed Stock Exchange Transaction to be submitted to their respective shareholders for approval in accordance with the provisions of the CBCA and the Delaware General Corporation Law, and to recommend to their respective shareholders the approval of the Stock Exchange Transaction. It is specifically agreed by Parent, the Corporate Entities, the Principal Ashcroft Shareholders, the Principal Stonegate Shareholders, and the West Gold Shareholders that the Stock Exchange Transaction is to be considered a voluntary exchange of shares as contemplated by CBCA Section 7-111-102(4), and therefore no articles of share exchange will be prepared or filed with the Colorado Secretary of State. Notwithstanding the foregoing, if it is determined at any time in the future by any party to the Stock Exchange Transaction that articles of share exchange were in fact required to effectuate the Stock Exchange Transaction, Parent, the Corporate Entities, the Principal Ashcroft Shareholders, the Principal Stonegate Shareholders, and the West Gold Shareholders agree to take all action and execute all documentation required to effectuate the Stock Exchange Transaction.

               (b) A new section 4.12 is hereby added to the Agreement to read in its entirety as follows:

          4.12 Parent Shareholder Meeting.
          --------------------------------
          Parent agrees to convene a meeting of its shareholders to consider and vote upon a reverse split of its outstanding common stock and to amend its Articles of Incorporation to change its name to "Ashcroft Homes Corporation" and to revise provisions of its Articles regarding certain terms of its preferred stock. The terms of the reverse stock split and the proposed amendment to its Articles of Incorporation are set forth in a preliminary proxy filed with the SEC on March 7, 2003. The meeting is tentatively scheduled for March 31, 2003. Parent agrees that its Board of Directors will recommend the proposals to its shareholders, mail the proxy materials to its shareholders at the earliest practical date, file the definitive proxy materials with the SEC and that the Board shall do everything reasonable in its power to hold the meeting as scheduled. Parent also agrees to file a certificate of correction with the Colorado Secretary of State to revise the number of shares that it is authorized to issue to 25,000,000 as the parties agree is probably accurate. In the event that the Parent cannot hold the shareholders' meeting as scheduled, it will notify Ashcroft in writing at the earliest possible date and take such other action as may be necessary to postpone and/or reschedule the meeting in order to meet the Closing Date.

     12. The opening phrase of Section 5.2(a) which reads "The representations and warranties of Ashcroft set forth ..." is hereby revised to read "The representations and warranties of Ashcroft and the Principal Equity Owners set forth..."

     13. The phrase "Ashcroft shareholders" in Section 5.2(d) is hereby deleted and replaced by the term "Equity Owners".

     14. The conditions to the obligations of Ashcroft found in Section 5.3 are hereby amended to be conditions to the obligations of Ashcroft and the Equity Owners, and the term "Equity Owners" is hereby added to all portions of Section
5.3 that refer to "Ashcroft".

     15. Section 5.3(c)(i) is hereby deleted in its entirety and replaced with the following new Section 5.3(c)(i): "(i) an opinion that the Transaction has been approved by all requisite action of Parent and its shareholders".

     16. The condition set forth in Section 5.3(j) of the Agreement is hereby revised to provide that it shall be a condition to the obligation of Ashcroft or any other Ashcroft Entity to close that no Ashcroft Corporate Entity shall have received notice of dissent from any shareholder.

     17. Section 6.1 is hereby amended to add the Equity Owners as Ashcroft Indemnified Parties.

     18. Section 7.1 and Section7.2 are hereby deleted in their entireties and replaced with the following new Section 7.1 and Section 7.2:

          7.1 Termination.
          ----------------
          This  Agreement  may be  terminated  at any time prior to the  Closing
     Date:

               (a) by consent of all of the parties;

               (b) by any party if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

               (c) by any party if the Transactions shall not have been consummated before April 15, 2003.

          7.2 Effect of Termination.
          --------------------------
          In the event of termination of this Agreement by any party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto; provided, however, that nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement. Except as provided in Section 6.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     19. Section 8.2 is hereby amended to include the addresses and fax numbers of all of the undersigned individual Principal Equity Owners as reflected under each of their respective signature blocks.

     20. Parent shall cause to be filed on or before the date of closing its Annual Report on Form 10-KSB for the year ended December 31, 2002 with all required financial statements and in a form in accordance with the rules and regulations of the Commission.

     21. It is expressly understood that the Equity Owners who are not Principal Equity Owners and who have not signed below are third-party beneficiaries to the Agreement, as amended hereby.

     22. All terms, conditions and obligations under the Agreement which are not expressly changed by this Amendment shall remain in full force and effect. In the event of any contradiction between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall supersede and prevail.

                             [Signatures to Follow]

     IN WITNESS WHEREOF, this Amendment has been signed by the parties set forth below as of the date set forth above.

ASHCROFT HOMES, INC.                ONEDENTIST RESOURCES, INC.


By: /s/ Richard O. Dean             By: /s/ Philip J. Davis
    ----------------------------        ----------------------------------------
    Richard O. Dean, President          Philip J. Davis, Chief Executive Officer


                                    ASHCROFT MERGER CORP.


                                    By: /s/ Philip J. Davis
                                        ----------------------------------------
                                        Philip J. Davis, President


                                    PARENT PRINCIPAL SHAREHOLDERS

                                        /s/ Gary A. Agron
                                        ----------------------------------------
                                        Gary A. Agron

                                        /s/ Philip J. Davis
                                        ----------------------------------------
                                        Philip J. Davis


PRINCIPAL EQUITY OWNERS:


/s/ Richard O. Dean                     /s/ Reagan Dean
--------------------------------        --------------------------------
Richard O. Dean                         Reagan Dean

Address:                                Address:
        ------------------------                ------------------------

        ------------------------                ------------------------

        ------------------------                ------------------------

Fax:                                Fax:
    ----------------------------        --------------------------------


/s/ Joseph A. Oblas                     /s/ William Watson
--------------------------------        --------------------------------
Joseph A. Oblas                         William Watson

Address:                                Address:
        ------------------------                ------------------------

        ------------------------                ------------------------

        ------------------------                ------------------------

Fax:                                Fax:
    ----------------------------        --------------------------------


/s/ Peter C. Gonzalez
--------------------------------
Peter C. Gonzalez

Address:
        ------------------------

        ------------------------

        ------------------------

Fax:
    ----------------------------